Exhibit 99.1

News Release

One Centerpointe Drive Suite 200 Lake Oswego, Oregon 97035 503-684-7000	www.gbrx.com

For release: July 2, 2014, 6:00 a.m. EDT	Contact:	Mark Rittenbaum
503-684-7000

Greenbrier Reports Record Third Quarter Revenue, Net Earnings, EPS, Adjusted EBITDA and Backlog

~ Posts Q3 EPS of $1.03~

~ Receives orders for 15,600 railcars during quarter ~

~ Backlog grows to 26,400 new railcars valued at $2.75 billion ~

~ Declares quarterly dividend of $0.15 per share ~

Lake Oswego, Oregon, July 2, 2014 – The Greenbrier Companies, Inc. (NYSE: GBX) today reported financial results for its third fiscal quarter ended May 31, 2014.

Third Quarter Highlights

•	Net earnings attributable to Greenbrier for the quarter of $33.6 million, or $1.03 per diluted share, were over double the second quarter EPS of $0.50.

•	Adjusted EBITDA for the quarter was $78.0 million, or 13.1% of revenue.

•	Railcar backlog as of May 31, 2014 was 26,400 units with an estimated value of $2.75 billion (average unit sale price of $104,000), compared to 15,200 units with an estimated value of $1.54 billion (average unit sale price of $101,000) as of February 28, 2014.

•	New railcar deliveries totaled 4,300 units for the quarter, compared to 3,400 units for the quarter ended February 28, 2014.

•	Orders for 15,600 new railcars valued at $1.65 billion received during the quarter. After quarter end, Greenbrier received orders for an additional 2,700 units valued at approximately $320 million.

•	Marine backlog as of May 31, 2014 totaled approximately $110 million.

•	Board declares a quarterly dividend of $0.15 per share payable on August 5, 2014 to shareholders of record as of July 15, 2014.

•	Repurchased 352,000 shares of common stock at a cost of $16.0 million during the quarter. To date, repurchased 641,327 shares of common stock at a cost of $26.3 million under a $50 million share repurchase program.

Greenbrier reports record third quarter. . . (Cont.)

Progress on Strategic Initiatives

•	Third quarter aggregate gross margin reached 16.3%, compared to 11.5% in the second quarter, and ahead of our stated goal of a minimum 13.5% by the fourth quarter of fiscal 2014.

•	Manufacturing gross margin reached a record 17.3% in the quarter, driven by product mix, pricing and production efficiencies.

•	Successfully met $100 million capital efficiency goal. Net debt has decreased nearly $160 million since February 2013 when goal was set. Management remains intensely focused on capital efficiency and ROIC.

•	Greenbrier continues leadership role in tank car safety. Receives awards for 3,500 units of Tank Car of the Future; announces repair joint venture with Watco, GBW Railcar Services.

William A. Furman, Chairman and CEO, said, “This quarter represents a solid and sustainable performance level, and provides a good base for further growth and diversification. All three of our business segments improved their financial performance, with manufacturing and leasing continuing to lead the way. I am very proud of our employees for their achievements and execution against our strategic plan”.

“We have diversified our product mix, added efficient capacity in lower cost facilities, and driven considerably more product through our leasing model, all in line with our announced strategy. This strategy is paying off and we expect growth from all areas in our integrated business model in the quarters ahead. Most recently, our planned repair joint venture with Watco, named GBW Railcar Services, will increase our scale in tank car repair, allowing us to participate in a meaningful way in the growing tank car repair business, with demand driven by retrofit, lining and maintenance needs from both the DOT-111 legacy and CPC-1232 fleets, as well as rapid growth in North American tank car traffic,” Furman continued.

“In addition to tank car retrofits, we are also pioneering efforts to improve safety in the rail industry with our Tank Car of the Future design. Safety design features include thicker steel, more robust top and bottom outlet protections, and jacketed shells with ceramic insulation, along with full height head shields. Recently, Greenbrier received awards for 3,500 units of its Tank Car of the Future. These cars are eight times safer than legacy DOT-111 cars most widely used in oil and ethanol service today, and two times safer than the current state-of-the-art CPC 1232 tank cars, as measured by Conditional Probability of Release (CPR). We continue to call on regulators to issue new rules establishing safer tank car standards independent of rulemaking on railroad speed restrictions. Our government needs to act on this issue now. This will allow railroads to transport hazardous materials safer at any speed,” Furman added.

Greenbrier reports record third quarter. . . (Cont.)

Liquidity & Business Outlook

Furman concluded, “We ended May with over $530 million of liquidity from cash balances and available borrowings on revolving credit facilities. With a strong backlog, good industry fundamentals and positive outlook, we are investing in capital projects with high returns where we will quickly recoup our investment. We are also pursuing growth opportunities in areas core to our business that will diversify our revenue base throughout the cycle. The future looks bright for Greenbrier, and we remain committed to improving operations in each segment and enhancing the long-term trajectory of key metrics, such as gross margins, EBITDA and ROIC.”

Based on current business trends and industry forecasts, Greenbrier now expects:

•	Deliveries in the fourth quarter to be between 4,300 units and 4,600 units, resulting in fiscal 2014 deliveries of 15,700 units to 16,000 units

•	Fourth quarter revenue to increase 4-6% above third quarter revenue of $593 million, resulting in annual revenue in excess of $2.2 billion

•	EPS, excluding restructuring charges, for the fourth quarter in the range of $0.95 to $1.05 resulting in fiscal 2014 EPS, excluding restructuring charges, in the range of $2.98 to $3.08 (1)

(1)	Quarterly amounts do not total to the annual amount as each period is calculated discretely.

The above estimates reflect an anticipated 29% tax rate and nominal gains on disposition of equipment in the fourth quarter.

The above estimates do not reflect any purchase price accounting adjustments, one-time transaction-related costs, or other effects that may occur in conjunction with the closing of the GBW joint venture. While the trend in gross margin is expected to continue, management does not believe its track will be linear.

Greenbrier will provide its financial outlook for 2015 when fourth quarter results are released at the end of October 2014.

Greenbrier reports record third quarter. . . (Cont.)

Financial Summary

	Q3 FY14	Q2 FY14	Sequential Comparison – Main Drivers
Revenue	$593.3M	$502.2M	Up 18.1% primarily due to increased deliveries
Gross margin	16.3%	11.5%	Up 480 bps driven by improved efficiencies, pricing and product mix
SG&A	$34.8M	$28.1M	Up 23.8% driven by increased levels of activity and profitability
Gain on disposition of equipment	$5.6M	$5.4M	Timing of sales fluctuates and is opportunistic, typically range from $1.0M to $5.0M per quarter
Restructuring charges	$0.1M	$0.5M	Related to Wheels, Repair & Parts segment
Adjusted EBITDA (1)	$78.0M	$44.9M	Up 73.7% driven by increased deliveries and improved operating efficiencies
Effective tax rate (2)	26.3%	32.4%	Impacted by higher GIMSA JV earnings
Net earnings (1)	$33.6M	$16.0M
Diluted EPS	$1.03	$0.51 (1)

(1)	Excluding restructuring charges.
(2)	Earnings attributable to our 50% GIMSA JV can cause a significant reduction in the tax rate when those earnings are significant, as was the case in the third quarter. This occurs since 100% of GIMSA’s earnings are included in our pre-tax results, but income taxes only include Greenbrier’s tax obligation on 50% of GIMSA’s earnings. Earnings and taxes are presented this way because the GIMSA JV is a non-taxpaying domestic partnership for which taxes are payable by the partners rather than the partnership. Net earnings attributable to noncontrolling interest includes our partner’s 50% share of GIMSA’s pre-tax earnings. The tax rate for the current and prior quarter would have been approximately 33% - 35% had GIMSA not been a partnership, and had 100% of pre-tax earnings been taxed, with noncontrolling interest shown net of tax.

Segment Summary

	Q3 FY14	Q2 FY14	Sequential Comparison – Main Drivers
Manufacturing
Revenue	$425.6M	$347.8M	Up 22.4% due to increased deliveries and higher marine activity
Gross margin	17.3%	11.8%	Up 550 bps due to improved product mix, pricing and production efficiencies
Operating margin (2)	14.4%	8.7%
Deliveries	4,300	3,400
Wheels, Repair & Parts
Revenue	$140.7M	$136.5M	Up 3.1% due to increased wheel volume
Gross margin	7.7%	6.3%	Up 140 bps due to improved efficiencies
Operating margin (2) (3)	3.9%	2.6%
Leasing & Services
Revenue	$27.0M	$17.9M	Up 50.8% due to syndication of third party produced railcars and more interim rent
Gross margin	45.1%	45.0%	Up 10 bps
Operating margin (2) (4)	53.9%	53.8%
Lease fleet utilization	97.9%	97.6%

(2)	See supplemental segment information on page 12 for additional information.
(3)	Includes restructuring charges of $0.1 million in Q3 2014 and $0.5 million in Q2 2014.
(4)	Operating margin includes Gains on disposition of equipment, which is excluded from gross margin.

Greenbrier reports record third quarter. . . (Cont.)

Conference Call

Greenbrier will host a teleconference to discuss its third quarter 2014 results. In conjunction with this news release, Greenbrier has posted a supplemental earnings presentation to our website. Teleconference details are as follows:

•	July 2, 2014

•	8:00 a.m. Pacific Daylight Time

•	Phone: 1-630-395-0143, Password: “Greenbrier”

•	Real-time Audio Access: (“Newsroom” at http://www.gbrx.com)

Please access the site 10 minutes prior to the start time. Following the call, a webcast replay will be available for 30 days. Telephone replay will be available through July 19, 2014, at 402-280-9930.

About Greenbrier Companies

Greenbrier, (www.gbrx.com), headquartered in Lake Oswego, Oregon, is a leading supplier of transportation equipment and services to the railroad industry. We build new railroad freight cars in our four manufacturing facilities in the U.S. and Mexico and marine barges at our U.S. manufacturing facility. Greenbrier also sells reconditioned wheel sets and provides wheel services at 9 locations throughout the U.S. We recondition, manufacture and sell railcar parts at 4 U.S. sites. Greenbrier builds new railroad freight cars and refurbishes freight cars for the European market through our operations in Poland. Greenbrier owns approximately 8,300 railcars, and performs management services for approximately 235,000 railcars. We recently announced a joint venture with the railcar repair and refurbishment operations of Watco Companies LLC to form GBW Railcar Services, LLC which will feature 38 repair and refurbishment sites across North America.

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This press release may contain forward-looking statements, including statements regarding expected new railcar production volumes and schedules, expected customer demand for the Company’s products and services, plans to increase manufacturing capacity, restructuring plans, new railcar delivery volumes and schedules, growth in demand for the Company’s railcar services and parts business, and the Company’s future financial performance. Greenbrier uses words such as “anticipates,” “believes,” “forecast,” “potential,” “goal,” “contemplates,” “expects,” “intends,” “plans,” “projects,” “hopes,” “seeks,” “estimates,” “strategy,” “could,” “would,” “should,” “likely,” “will,” “may,” “can,” “designed to,” “future,” “foreseeable future” and similar expressions to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause actual results to differ materially from in the results contemplated by the forward-looking statements. Factors that might cause such a difference include, but are not limited to, reported backlog and awards are not indicative of our financial results; turmoil in the credit markets and financial services industry; high levels of indebtedness and compliance with the terms of our indebtedness; write-downs of goodwill, intangibles and other assets in future periods; sufficient availability of borrowing capacity; fluctuations in demand for newly manufactured railcars or failure to obtain orders as anticipated in developing forecasts; loss of one or more significant customers; customer payment defaults or related issues; actual future costs and the availability of materials and a trained workforce; failure to design or manufacture new products or technologies or to achieve certification or market acceptance of new products or technologies; steel or specialty component price fluctuations and availability and scrap surcharges; changes

Greenbrier reports record third quarter. . . (Cont.)

in product mix and the mix between segments; labor disputes, energy shortages or operating difficulties that might disrupt manufacturing operations or the flow of cargo; production difficulties and product delivery delays as a result of, among other matters, inefficiencies associated with expansion or start-up of production lines or increased production rates, changing technologies, transfer of production between facilities or non-performance of alliance partners, subcontractors or suppliers; ability to obtain suitable contracts for the sale of leased equipment and risks related to car hire and residual values; integration of current or future acquisitions and establishment of joint ventures; succession planning; discovery of defects in railcars or services resulting in increased warranty costs or litigation; physical damage or product or service liability claims that exceed our insurance coverage; train derailments or other accidents or claims that could subject us to legal claims; actions or inactions by various regulatory agencies including potential environmental remediation obligations or changing tank car or other rail car or railroad regulation; and interruption of our manufacturing operations as a result of lease termination or expiration; all as may be discussed in more detail under the headings “Risk Factors” and “Forward Looking Statements” in our Annual Report on Form 10-K for the fiscal year ended August 31, 2013, and our other reports on file with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. Except as otherwise required by law, we do not assume any obligation to update any forward-looking statements.

Net earnings excluding restructuring charges, Adjusted EBITDA, and Diluted earnings per share excluding restructuring charges are not financial measures under generally accepted accounting principles (GAAP). We define Net earnings excluding restructuring charges as Net earnings before restructuring charges (after-tax). We define Adjusted EBITDA as Net earnings attributable to Greenbrier before interest and foreign exchange, income tax expense, restructuring charges and depreciation and amortization. We define Diluted earnings per share excluding restructuring charges as Net earnings excluding restructuring charges before interest and debt issuance costs (net of tax) on convertible notes divided by Weighted average diluted common shares outstanding. Net earnings excluding restructuring charges, Adjusted EBITDA, and Diluted earnings per share excluding restructuring charges are performance measurement tools used by Greenbrier. You should not consider Net earnings excluding restructuring charges, Adjusted EBITDA, and Diluted earnings per share excluding restructuring charges in isolation or as a substitute for other financial statement data determined in accordance with GAAP. In addition, because Adjusted EBITDA and Diluted earnings per share excluding restructuring charges are not measures of financial performance under GAAP and are susceptible to varying calculations, the Adjusted EBITDA and Diluted earnings per share excluding restructuring charges measures presented may differ from and may not be comparable to similarly titled measures used by other companies.

Greenbrier reports record third quarter. . . (Cont.)

THE GREENBRIER COMPANIES, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	May 31, 2014	February 28, 2014	November 30, 2013	August 31, 2013	May 31, 2013
Assets
Cash and cash equivalents	$198,492	$143,929	$81,226	$97,435	$31,606
Restricted cash	9,468	8,964	8,975	8,807	8,906
Accounts receivable, net	181,850	148,810	174,745	154,848	162,352
Inventories	337,197	306,394	328,235	316,783	344,168
Leased railcars for syndication	96,332	84,657	61,282	68,480	71,091
Equipment on operating leases, net	274,863	282,328	293,291	305,468	332,924
Property, plant and equipment, net	215,942	204,804	201,353	201,533	197,779
Goodwill	57,416	57,416	57,416	57,416	57,416
Intangibles and other assets, net	79,012	77,173	76,055	78,971	79,364

	$1,450,572	$1,314,475	$1,282,578	$1,289,741	$1,285,606

Liabilities and Equity
Revolving notes	$18,082	$26,738	$38,805	$48,209	$92,968
Accounts payable and accrued liabilities	356,541	319,611	293,041	315,938	286,964
Deferred income taxes	79,526	84,848	86,501	86,040	86,229
Deferred revenue	21,153	14,272	8,706	8,838	16,203
Notes payable	447,068	371,427	372,666	373,889	372,942

Total equity - Greenbrier	476,145	456,569	447,599	428,202	404,707
Noncontrolling interest	52,057	41,010	35,260	28,625	25,593

Total equity	528,202	497,579	482,859	456,827	430,300

	$1,450,572	$1,314,475	$1,282,578	$1,289,741	$1,285,606

Greenbrier reports record third quarter. . . (Cont.)

THE GREENBRIER COMPANIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts, unaudited)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2014	2013	2014	2013
Revenue
Manufacturing	$425,583	$284,591	$1,132,811	$864,006
Wheels, Repair & Parts	140,663	131,167	390,604	355,219
Leasing & Services	27,039	17,905	62,441	52,978

	593,285	433,663	1,585,856	1,272,203
Cost of revenue
Manufacturing	351,829	253,360	969,841	774,502
Wheels, Repair & Parts	129,825	120,476	365,740	325,086
Leasing & Services	14,856	9,808	34,090	26,542

	496,510	383,644	1,369,671	1,126,130
Margin	96,775	50,019	216,185	146,073
Selling and administrative expense	34,800	25,322	89,034	76,364
Net gain on disposition of equipment	(5,619)	(5,131)	(14,686)	(9,615)
Goodwill impairment	—	76,900	—	76,900
Restructuring charges	56	—	1,475	—

Earnings (loss) from operations	67,538	(47,072)	140,362	2,424
Other costs
Interest and foreign exchange	5,437	5,905	14,280	18,127

Earnings (loss) before income tax and earnings (loss) from unconsolidated affiliates	62,101	(52,977)	126,082	(15,703)
Income tax expense	(16,303)	(2,729)	(36,708)	(12,905)

Earnings (loss) before earnings (loss) from unconsolidated affiliates	45,798	(55,706)	89,374	(28,608)
Earnings (loss) from unconsolidated affiliates	298	82	272	(63)

Net earnings (loss)	46,096	(55,624)	89,646	(28,671)
Net earnings attributable to noncontrolling interest	(12,508)	(406)	(25,083)	(3,093)

Net earnings (loss) attributable to Greenbrier	$33,588	$(56,030)	$64,563	$(31,764)

Basic earnings (loss) per common share:	$1.20	$(2.10)	$2.29	$(1.20)
Diluted earnings (loss) per common share:	$1.03	$(2.10)	$2.01	$(1.20)
Weighted average common shares:
Basic	27,956	26,619	28,223	26,510
Diluted	34,001	26,619	34,268	26,510

Greenbrier reports record third quarter. . . (Cont.)

THE GREENBRIER COMPANIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, unaudited)

	Nine Months Ended May 31,
	2014	2013
Cash flows from operating activities:
Net earnings (loss)	$89,646	$(28,671)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Deferred income taxes	(6,745)	(9,391)
Depreciation and amortization	30,824	31,523
Net gain on disposition of equipment	(14,686)	(9,615)
Accretion of debt discount	—	2,455
Stock based compensation expense	6,454	4,843
Goodwill impairment	—	76,900
Other	3,341	(1,895)
Decrease (increase) in assets:
Accounts receivable	(26,226)	(15,499)
Inventories	(21,722)	(9,114)
Leased railcars for syndication	(25,420)	22,067
Other	(2,491)	338
Increase (decrease) in liabilities:
Accounts payable and accrued liabilities	36,507	(43,605)
Deferred revenue	12,258	(1,099)

Net cash provided by operating activities	81,740	19,237

Cash flows from investing activities:
Proceeds from sales of assets	39,515	39,611
Capital expenditures	(34,522)	(49,677)
Increase in restricted cash	(661)	(2,629)
Investment in and net advances to unconsolidated affiliates	(1,253)	(1,016)
Other	—	(3,582)

Net cash provided by (used in) investing activities	3,079	(17,293)

Cash flows from financing activities:
Net change in revolving notes with maturities of 90 days or less	—	26,973
Proceeds from revolving notes with maturities longer than 90 days	34,674	31,847
Repayments of revolving notes with maturities longer than 90 days	(64,801)	(26,877)
Proceeds from issuance of notes payable	200,000	—
Repayments of notes payable	(126,821)	(57,592)
Debt issuance costs	(382)	—
Repurchase of stock	(26,293)	—
Cash distribution to joint venture partner	(3,109)	—
Investment by joint venture partner	419	2,577
Excess tax benefit from restricted stock awards	109	777
Other	—	(8)

Net cash provided by (used in) financing activities	13,796	(22,303)

Effect of exchange rate changes	2,442	(1,606)
Increase (decrease) in cash and cash equivalents	101,057	(21,965)
Cash and cash equivalents
Beginning of period	97,435	53,571

End of period	$198,492	$31,606

Greenbrier reports record third quarter. . . (Cont.)

THE GREENBRIER COMPANIES, INC.

SUPPLEMENTAL INFORMATION

(In thousands, except per share amounts, unaudited)

Operating Results by Quarter for 2014 are as follows:

	First	Second	Third	Total
Revenue
Manufacturing	$359,473	$347,755	$425,583	$1,132,811
Wheels, Repair & Parts	113,401	136,540	140,663	390,604
Leasing & Services	17,481	17,921	27,039	62,441

	490,355	502,216	593,285	1,585,856
Cost of revenue
Manufacturing	311,440	306,572	351,829	969,841
Wheels, Repair & Parts	107,975	127,940	129,825	365,740
Leasing & Services	9,381	9,853	14,856	34,090

	428,796	444,365	496,510	1,369,671
Margin	61,559	57,851	96,775	216,185
Selling and administrative expense	26,109	28,125	34,800	89,034
Net gain on disposition of equipment	(3,651)	(5,416)	(5,619)	(14,686)
Restructuring charges	879	540	56	1,475

Earnings from operations	38,222	34,602	67,538	140,362
Other costs
Interest and foreign exchange	4,744	4,099	5,437	14,280

Earnings before income tax and earnings (loss) from unconsolidated affiliates	33,478	30,503	62,101	126,082
Income tax expense	(10,522)	(9,883)	(16,303)	(36,708)

Earnings before earnings (loss) from unconsolidated affiliates	22,956	20,620	45,798	89,374
Earnings (loss) from unconsolidated affiliates	41	(67)	298	272

Net earnings	22,997	20,553	46,096	89,646
Net earnings attributable to noncontrolling interest	(7,609)	(4,966)	(12,508)	(25,083)

Net earnings attributable to Greenbrier	$15,388	$15,587	$33,588	$64,563

Basic earnings per common share	$0.54	$0.55	$1.20	$2.29
Diluted earnings per common share (1)	$0.49	$0.50	$1.03	$2.01

(1)	Quarterly amounts do not total to the year to date amount as each period is calculated discretely. Diluted earnings per common share includes the dilutive effect of the 2026 Convertible Notes using the treasury stock method and the dilutive effect of shares underlying the 2018 Convertible Notes using the “if converted” method in which debt issuance and interest costs, net of tax, were added back to net earnings.

Greenbrier reports record third quarter. . . (Cont.)

THE GREENBRIER COMPANIES, INC.

SUPPLEMENTAL INFORMATION

(In thousands, except per share amounts, unaudited)

Operating Results by Quarter for 2013 are as follows:

	First	Second	Third	Fourth	Total
Revenue
Manufacturing	$285,368	$294,047	$284,591	$351,728	$1,215,734
Wheels, Repair & Parts	112,100	111,952	131,167	114,003	469,222
Leasing & Services	17,906	17,167	17,905	18,484	71,462

	415,374	423,166	433,663	484,215	1,756,418
Cost of revenue
Manufacturing	258,492	262,650	253,360	308,387	1,082,889
Wheels, Repair & Parts	101,476	103,134	120,476	106,415	431,501
Leasing & Services	7,627	9,107	9,808	9,113	35,655

	367,595	374,891	383,644	423,915	1,550,045
Margin	47,779	48,275	50,019	60,300	206,373
Selling and administrative	26,100	24,942	25,322	26,811	103,175
Net gain on disposition of equipment	(1,408)	(3,076)	(5,131)	(8,457)	(18,072)
Goodwill impairment	—	—	76,900	—	76,900
Restructuring charges	—	—	—	2,719	2,719

Earnings (loss) from operations	23,087	26,409	(47,072)	39,227	41,651
Other costs
Interest and foreign exchange	5,900	6,322	5,905	4,031	22,158

Earnings (loss) before income tax and earnings (loss) from unconsolidated affiliates	17,187	20,087	(52,977)	35,196	19,493
Income tax expense	(4,586)	(5,590)	(2,729)	(12,155)	(25,060)
Earnings (loss) from unconsolidated affiliates	(40)	(105)	82	249	186

Net earnings (loss)	12,561	14,392	(55,624)	23,290	(5,381)
Net earnings attributable to noncontrolling interest	(2,134)	(553)	(406)	(2,574)	(5,667)

Net earnings (loss) attributable to Greenbrier	$10,427	$13,839	$(56,030)	$20,716	$(11,048)

Basic earnings (loss) per common share: (1)	$0.38	$0.51	$(2.10)	$0.74	$(0.41)
Diluted earnings (loss) per common share: (2)	$0.35	$0.45	$(2.10)	$0.64	$(0.41)

(1)	Quarterly amounts do not total to the annual amount as each period is calculated discretely.
(2)	Quarterly amounts do not total to the annual amount as each period is calculated discretely. For the first, second and fourth quarters, diluted earnings per common share includes the outstanding warrants using the treasury stock method and the dilutive effect of shares underlying the 2018 Convertible Notes using the “if converted” method in which debt issuance and interest costs, net of tax, were added back to net earnings.

Greenbrier reports record third quarter. . . (Cont.)

THE GREENBRIER COMPANIES, INC.

SUPPLEMENTAL INFORMATION

(In thousands, unaudited)

Segment Information

Three months ended May 31, 2014:
	Revenue			Earnings (loss) from operations
	External	Intersegment	Total	External	Intersegment	Total
Manufacturing	$425,583	$—	$425,583	$61,116	$—	$61,116
Wheels, Repair & Parts	140,663	3,783	144,446	5,524	473	5,997
Leasing & Services	27,039	9,334	36,373	14,582	9,334	23,916
Eliminations	—	(13,117)	(13,117)	—	(9,807)	(9,807)
Corporate	—	—	—	(13,684)	—	(13,684)

	$593,285	$—	$593,285	$67,538	$—	$67,538

Three months ended February 28, 2014:
	Revenue			Earnings (loss) from operations
	External	Intersegment	Total	External	Intersegment	Total
Manufacturing	$347,755	$—	$347,755	$30,112	$—	$30,112
Wheels, Repair & Parts	136,540	2,307	138,847	3,574	42	3,616
Leasing & Services	17,921	5,414	23,335	9,636	5,420	15,056
Eliminations	—	(7,721)	(7,721)	—	(5,462)	(5,462)
Corporate	—	—	—	(8,720)	—	(8,720)

	$502,216	$—	$502,216	$34,602	$—	$34,602

	Total assets
	May 31, 2014	February 28, 2014
Manufacturing	$500,434	$406,620
Wheels, Repair & Parts	316,416	317,921
Leasing & Services	425,751	437,043
Unallocated	207,971	152,891

	$1,450,572	$1,314,475

Greenbrier reports record third quarter. . . (Cont.)

THE GREENBRIER COMPANIES, INC.

SUPPLEMENTAL INFORMATION

(In thousands, excluding backlog and delivery units, unaudited)

Reconciliation of Net earnings to Adjusted EBITDA

	Three Months Ended
	May 31, 2014	February 28, 2014
Net earnings	$46,096	$20,553
Interest and foreign exchange	5,437	4,099
Income tax expense	16,303	9,883
Depreciation and amortization	10,071	9,856
Restructuring charges	56	540

Adjusted EBITDA	$77,963	$44,931

(1)	Adjusted EBITDA is not a financial measure under generally accepted accounting principles (GAAP). We define Adjusted EBITDA as Net earnings before interest and foreign exchange, income tax expense, restructuring charges, depreciation and amortization. Adjusted EBITDA is a performance measurement tool commonly used by rail supply companies and Greenbrier. You should not consider Adjusted EBITDA in isolation or as a substitute for other financial statement data determined in accordance with GAAP. In addition, because Adjusted EBITDA is not a measure of financial performance under GAAP and is susceptible to varying calculations, the Adjusted EBITDA measure presented may differ from and may not be comparable to similarly titled measures used by other companies.

Three Months Ended May 31, 2014
Backlog Activity (units)
Beginning backlog	15,200
Orders received	15,600
Production held as Leased railcars for syndication	(1,000)
Production sold directly to third parties	(3,400)

Ending backlog	26,400

Delivery Information (units)
Production sold directly to third parties	3,400
Sales of Leased railcars for syndication	900

Total deliveries	4,300

Greenbrier reports record third quarter. . . (Cont.)

THE GREENBRIER COMPANIES, INC.

SUPPLEMENTAL INFORMATION

(In thousands, except per share amounts, unaudited)

Reconciliation of common shares outstanding and diluted earnings per share

The shares used in the computation of the Company’s basic and diluted earnings per common share and Diluted earnings per share excluding restructuring charges are reconciled as follows:

	Three Months Ended
	May 31, 2014	February 28, 2014
Weighted average basic common shares outstanding (1)	27,956	28,300
Dilutive effect of convertible notes (2)	6,045	6,045

Weighted average diluted common shares outstanding	34,001	34,345

(1)	Restricted stock grants and restricted stock units, including some grants subject to certain performance criteria, are included in weighted average basic common shares outstanding when the Company is in a net earnings position.
(2)	The dilutive effect of the 2018 Convertible notes are included in the Weighted average diluted common shares outstanding as they were considered dilutive under the “if converted” method as further discussed below. The dilutive effect of the 2026 Convertible notes was included for the three months ended May 31, 2014 and excluded for the three months ended February 28, 2014 based on the average stock price being greater or less than the initial conversion price of $48.05; however, the dilutive impact was inconsequential to the quarter ended May 31, 2014.

Diluted earnings per share was calculated using the more dilutive of two approaches. The first approach includes the dilutive effect of outstanding warrants and shares underlying the 2026 Convertible notes in the share count using the treasury stock method. The second approach supplements the first by including the “if converted” effect of the 2018 Convertible notes issued in March 2011. Under the “if converted method” debt issuance and interest costs, both net of tax, associated with the convertible notes are added back to net earnings and the share count is increased by the shares underlying the convertible notes. The 2026 Convertible notes would only be included in the calculation of both approaches if the current stock price is greater than the initial conversion price of $48.05 using the treasury stock method.

Reconciliation of Net earnings attributable to Greenbrier to Net earnings excluding restructuring charges

	Three Months Ended
	May 31, 2014	February 28, 2014
Net earnings attributable to Greenbrier	$33,588	$15,587
Restructuring charges (after-tax)	41	365

Net earnings excluding restructuring charges (1)	33,629	15,952
Add back:
Interest and debt issuance costs on the 2018 Convertible notes, net of tax	1,416	1,416

Earnings before interest and debt issuance costs on convertible notes	$35,060	1 7,368

Weighted average diluted common shares outstanding	34,001	34,345
Diluted earnings per share excluding restructuring charges (2)	$1.03	$0.51

(1)	Net earnings excluding restructuring charges is not a financial measure under GAAP. We define Net earnings excluding restructuring charges as Net earnings attributable to Greenbrier before restructuring charges (after-tax). Net earnings excluding restructuring charges is a performance measurement tool used by Greenbrier. You should not consider Net earnings excluding restructuring charges in isolation or as a substitute for other financial statement data determined in accordance with GAAP.
(2)	Diluted earnings per share excluding restructuring charges is not a financial measure under GAAP. We define Diluted earnings per share excluding restructuring charges as Net earnings excluding restructuring charges before interest and debt issuance costs (net of tax) on convertible notes divided by Weighted average diluted common shares outstanding. Diluted earnings per share excluding restructuring charges is a performance measurement tool used by Greenbrier. You should not consider Diluted earnings per share excluding restructuring charges in isolation or as a substitute for other financial statement data determined in accordance with GAAP. In addition, because Diluted earnings per share excluding restructuring charges is not a measure of financial performance under GAAP and is susceptible to varying calculations, the Diluted earnings per share excluding restructuring charges measure presented may differ from and may not be comparable to similarly titled measures used by other companies.

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